Filed Pursuant to Rule 424(b)(7)
File No. 333-128390
Prospectus Supplement No. 4
to Prospectus Dated December 5, 2005
$2,500,000,000
Floating Rate Convertible Senior Debentures due August, 2035
This prospectus supplement updates and amends certain information contained in the prospectus dated December 5, 2005, as supplemented by prospectus supplement No. 1 dated December 12, 2005, prospectus supplement No. 2 dated January 11, 2006 and prospectus supplement No. 3 dated April 13, 2006, relating to the offer and sale from time to time by certain selling securityholders of up to $2,500,000,000 aggregate principal amount of our Floating Rate Convertible Senior Debentures due August, 2035 and any shares of common stock issuable upon conversion of the debentures. The terms of the debentures are set forth in the prospectus and any supplements or amendments thereto. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus and any amendments or supplements thereto. This prospectus supplement is qualified by reference to the prospectus and any amendments or supplements thereto, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus or in any prospectus supplement. The terms of the debentures are set forth in the prospectus.
The securities offered hereby involve significant risks and uncertainties. These risks are described under the caption “Risk Factors” beginning on page 5 of the prospectus. You should consider these Risk Factors before purchasing these securities.
The debentures are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, The Bank Insurance Fund or any other governmental agency. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
SELLING SECURITYHOLDERS
     The information in the table appearing under the caption “Selling Securityholders” in the prospectus is modified by adding the information below with respect to selling securityholders not previously listed in the prospectus or in any amendments or supplements thereto. To the extent that a selling securityholder is listed in both the table below and in the table appearing in the prospectus or in any amendment or supplement thereto, the information set forth below regarding that selling securityholder supersedes the information in the prospectus or in any amendments or supplements thereto.

					Common
				Debentures	Stock
		Shares of Common		Owned	Owned
	Principal Amount	Stock Beneficially	Common Stock	After	After
	of Debentures	Owned Upon	Offered Upon	Completion	Completion
	Beneficially Owned	Conversion of	Conversion of	of	of
Name	and Offered	Debentures(1)	Debentures(1)	Offering(2)	Offering(2)
Bank Austria Cayman Islands Ltd.	3,000,000	83,194	83,194	0	0
Basso Fund Ltd.	842,000	23,350	23,350	0	0
Basso Holdings Ltd.	6,558,000	181,863	181,863	0	0
Basso Multi-Strategy Holding Fund Ltd.	2,600,000	72,102	72,102	0	0
City of Southfield Fire and Police Retirement System c/o Income Research & Management	280,000	7,764	7,764	0	0

					Common
				Debentures	Stock
		Shares of Common		Owned	Owned
	Principal Amount	Stock Beneficially	Common Stock	After	After
	of Debentures	Owned Upon	Offered Upon	Completion	Completion
	Beneficially Owned	Conversion of	Conversion of	of	of
Name	and Offered	Debentures(1)	Debentures(1)	Offering(2)	Offering(2)
Commonwealth Professional Assurance Company c/o Income Research & Management	910,000	25,235	25,235	0	0
Concord Hospital Employees’ Pension Fund c/o Income Research & Management	235,000	6,516	6,516	0	0
Concord Hospital Non-Pension Fund c/o Income Research & Management	395,000	10,953	10,953	0	0
Deutsche Bank AG London	17,000,000	471,437	471,437	0	0
Deutsche Bank Securities Inc.	16,000,000	443,705	443,705	0	0
Excellus Health Plan c/o Income Research & Management	4,470,000	123,960	123,960	0	0
JNL Series Trust — JNL/T. Rowe Price Value Fund (3)	3,070,000	85,136	85,136	0	126,700
Mag Mutual Insurance Company c/o Income Research & Management	550,000	15,252	15,252	0	0
MedAmerica Insurance Company Hartford Trust c/o Income Research & Management	660,000	18,302	18,302	0	0
MedAmerica Insurance PA c/o Income Research & Management	1,610,000	44,647	44,647	0	0
Mig Assurance Convertible c/o Income Research & Management	1,045,000	28,979	28,979	0	0
T. Rowe Price Value Fund, Inc. (3)	25,180,000	698,281	698,281	0	1,045,000
Tufts Associated Health Plans c/o Income Research & Management	1,520,000	42,152	42,152	0	0
UMass Memorial Health Care c/o Income Research & Management	410,000	11,369	11,369	0	0
UMass Memorial Investment Partnership c/o Income Research & Management	570,000	15,807	15,807	0	0
University of Massachusetts Convertible Bond Portfolio c/o Income Research & Management	405,000	11,231	11,231	0	0
Other (4) (5)	565,256,000

(1)	Assumes conversion of all of the holders’ debentures at the maximum initial conversion rate of 27.7316 shares per debenture. However, the maximum conversion rate is subject to adjustment as described under “Description of Debentures—Conversion Rights—Conversion Rate Adjustments.” As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2)	Assumes that all of the debentures and/or all of the common stock into which the debentures are convertible are sold. No selling securityholder will own more than 1% of our outstanding common stock after the offering by such securityholder.

(3)	T. Rowe Price Associates, Inc. (“T. Rowe Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the shares owned by the funds and accounts listed in the table above, as well as shares owned by certain other individual and institutional investors. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates may be deemed to be the beneficial owner of all of the securities listed above as well as securities held by other clients; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

(4)	Information about other selling securityholders will be set forth in an amendment to the registration statement of which this prospectus is a part or in prospectus supplements, as required.

(5)	Assumes that any other holders of debentures, or any future transferees, pledgees, donees or successors of or from any such other holders of debentures, do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures.
     We prepared this table based on the information supplied to us by the selling securityholders named in the table. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their debentures since the date on which the information is presented in the above table. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements and/or amendments to the registration statement of which the prospectus, as supplemented by this prospectus supplement, is a part.
     Because the selling securityholders may offer all or some of their debentures or the underlying common stock from time to time, we cannot estimate the amount of the debentures or the underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See the section of the prospectus captioned “Plan of Distribution.”
     None of the named selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.
The date of this prospectus supplement is July 13, 2006